EXHIBIT 4.11

SECOND AMENDMENT dated as of September 10, 2007 (the “Second Amendment”), to the Credit Agreement dated as of January 27, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALLIANCE LAUNDRY HOLDINGS LLC, a Delaware limited liability company (“Holdings”), ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company (“Alliance Laundry”), ALH FINANCE LLC, a Delaware limited liability company (“ALH Finance”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), LEHMAN BROTHERS INC., as sole advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), THE BANK OF NOVA SCOTIA, as syndication agent, LASALLE BANK NATIONAL ASSOCIATION and ROYAL BANK OF CANADA, as co-documentation agents, and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein that are defined in the Credit Agreement and that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders agree to amend the Credit Agreement as set forth herein and the Lenders have agreed to amend the Credit Agreement solely on the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1. Amendments to Section 1.1 (Defined Terms). (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:

“Related Default”: any Default or Event of Default under Section 8(b), (c), (d) or (except with respect to (i) any default in making any payment of principal or interest of any Indebtedness and (ii) any other default under any such Indebtedness as to which notice by the holder or beneficiary thereof has been given, and lapse of time thereafter has occurred, the effect of which default, notice and lapse of time is to permit such holder or beneficiary to cause (without further notice or lapse of time) such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder) (e).

“Second Amendment”: the Second Amendment dated as of September 10, 2007, to the Credit Agreement.

“Second Amendment Effective Date”: the date upon which all conditions precedent specified in Section 3 of the Second Amendment shall have been satisfied or waived.

(b) Section 1.1 of the Credit Agreement is hereby further amended by deleting the defined term “Applicable Margin” and substituting in lieu thereof the following new definition in appropriate alphabetical order:

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Credit Loans	1.75%	2.75%
Swing Line Loans	1.75%	2.75%
Term Loans	1.50%	2.50%

provided, that, on and after the first Adjustment Date occurring after the Second Amendment Effective Date, the Applicable Margin with respect to Term Loans, Revolving Credit Loans, Letters of Credit and Swing Line Loans will be determined pursuant to the Pricing Grid.

1.2. Amendments to Section 2.11 (Optional Prepayments). (a) Subsection 2.11 of the Credit Agreement is hereby amended by inserting the following proviso immediately prior to the “.” at the end of the first sentence:

“; provided further, that all optional prepayments of Term Loans effected on or prior to the first anniversary of the Second Amendment Effective Date with the proceeds of a substantially concurrent issuance or incurrence of Indebtedness will be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment if the Applicable Margin or similar interest rate spread applicable to such Indebtedness is less than the Applicable Margin that would apply to the Term Loans on the date of such prepayment”

(b) Subsection 2.11 of the Credit Agreement is hereby further amended by inserting the following immediately prior to the “.” at the end of the third sentence: “and, if applicable, the prepayment fee provided for in the first sentence of this Section 2.11”

1.3. Amendment to Section 7.1(a) (Consolidated Leverage Ratio). Section 7.1(a) of the Credit Agreement is hereby amended by deleting “5.75 to 1.00” immediately following “June 30, 2007” and replacing with “6.00 to 1.00”.

1.4. Amendment to Annex A to the Credit Agreement. Annex A to the Credit Agreement is hereby amended by replacing such annex in its entirety with Annex A hereto.

SECTION 2. WAIVERS

2.1. The Lenders hereby waive until November 13, 2007 any breach of the covenants set forth in Sections 6.1(b) and 6.2(b) of the Credit Agreement with respect to information for the fiscal quarter ended June 30, 2007 and any Related Default arising as a result of such breach, and agree not to take any action against any Loan Party in respect of any such breach (or resultant Related Default) so long as the information required by such covenants with respect to the fiscal quarter ended June 30, 2007 is delivered on or before November 13, 2007.

2.2. The Lenders hereby waive any breach of the representations and warranties contained in Section 4.7 (No Default) or 4.18 (Accuracy of Information, etc.) of the Credit Agreement, any breach of the covenants contained in Section 6.1 (Financial Statements), 6.2 (Certificates; Other Information), 6.7 (Notices) or 7.1 (Financial Condition Covenants) of the Credit Agreement (with the exception of the covenants contained in Section 7.1 for the periods ending on or after June 30, 2007) and any Related Default arising as the result of the breach of such representations, warranties and covenants to the extent such breach (or resultant Related Default) results from the restatement of the Borrower’s consolidated financial statements for the fiscal year ended December 31, 2006 or for the fiscal quarters ended March 31, 2006, June 30, 2006, September 30, 2006 or March 31, 2007, or from the withdrawal by PriceWaterhouseCoopers L.L.P. of its opinion or report on the Borrower’s consolidated financial statements for the fiscal year ended December 31, 2006.

2

SECTION 3. CONDITIONS PRECEDENT

This Second Amendment shall become effective upon the date of satisfaction of the following conditions precedent (such date, the “Second Amendment Effective Date”):

3.1. Amendment. The Administrative Agent shall have received counterparts of this Second Amendment duly executed as of the date hereof by Holdings, the Borrower and the Required Lenders.

3.2. Fees. The Borrower shall have paid to the Administrative Agent, on behalf of each Lender which shall have executed and delivered a counterpart of this Second Amendment to counsel to the Administrative Agent by 5:00 p.m. (New York City time) on September 10, 2007, an amendment fee in an amount equal to 0.25% of the sum of each such Lender’s Revolving Credit Commitment and Term Loans then outstanding.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

4.1. Each of the representations and warranties made by any Loan Party herein or in or pursuant to the Loan Documents is true and correct in all material respects on and as of the Second Amendment Effective Date (after giving effect hereto) as if made on and as of such date, except to the extent such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date.

4.2. No Default or Event of Default shall have occurred and be continuing after giving effect to this Second Amendment.

SECTION 5. MISCELLANEOUS.

5.1. Counterparts. This Second Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Second Amendment.

5.2. Fees and Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, execution and delivery of this Second Amendment, including, without limitation, the fees and expenses of Simpson Thacher & Bartlett LLP.

5.3. Continuing Effect. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall continue to be and shall remain in full force and effect in accordance with their terms. This Second Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent, the Lenders or the Additional Term Lenders except as expressly stated herein.

3

5.4. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.5. Miscellaneous. On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

4

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

ALLIANCE LAUNDRY HOLDINGS LLC

By:
Name:
Title:

ALLIANCE LAUNDRY SYSTEMS LLC

By:
Name:
Title:

ALH FINANCE LLC

By:
Name:
Title:

Second Amendment

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent and Lender

By:
Name:
Title:

Second Amendment

,
as a Lender

By:
Name:
Title:

Second Amendment

Annex A

PRICING GRID FOR REVOLVING CREDIT LOANS AND SWING LINE LOANS

Consolidated Leverage Ratio	Applicable Margin
	Eurodollar Loans	Base Rate Loans
≥5.0 to 1.0	2.75%	1.75%
<5.0 to 1.0 but ≥4.0 to 1.0	2.50%	1.50%
<4.0 to 1.0	2.25%	1.25%

PRICING GRID FOR TERM LOANS

Consolidated Leverage Ratio	Applicable Margin
	Eurodollar Loans	Base Rate Loans
≥5.0 to 1.0	2.50%	1.50%
<5.0 to 1.0	2.25%	1.25%

Changes in the Applicable Margin with respect to Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the date such financial statements are due pursuant to Section 6.1) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 5.0 to 1.0. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

For any day on or after the date that is ten days after the delivery of financial statements for the fiscal quarter ended June 30, 2007 pursuant to Section 6.1(b), the Applicable Margin shall be further adjusted by increasing the Applicable Margin by the amount set forth below based upon the corporate credit rating of Alliance Laundry by S&P and Moody’s on such calculation date:

Rating (S&P/Moody’s)	Amount
B/B2 or higher	0.00%
B-/B3	0.25%
CCC+/Caa1 or lower	0.75%

For purposes of the foregoing, in the event the ratings established by S&P and Moody’s fall in different categories, the Applicable Margin shall be based on the lower of the two ratings. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, or if either such rating agency shall not have in effect a corporate credit rating for Alliance Laundry, the Borrower and the Lenders shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating of the other rating agency or, if there shall be no such rating, the ratings of S&P and Moody’s most recently in effect.

Second Amendment